EXHIBIT 23.2
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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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     We consent to the reference to our firm under the caption  "Experts" and to the incorporation by reference therein of our report dated July 21, 2000, except for the seventh and eighth paragraphs of Note 8, as to which the dates are June 30, 2001 and July 22, 2002, respectively, with respect to the financial statements of Qode.com, Inc. (A Development Stage Enterprise) as of December 31, 1999 and for the period from March 29, 1999 (inception) through December 31, 1999 included in Amendment No. 1 to the Registration Statement (Form S-1) and the related Prospectus of Neomedia Technologies, Inc. for the registration of 113,408,376 shares of its common stock filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP


West Palm Beach, Florida
February 11, 2003

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